MILLER ENERGY RESOURCES REPORTS RECORD FOURTH QUARTER
AND FULL YEAR 2014 RESULTS
——————————————————————————

Reports 157% Increase in Production and 103% Increase in Total Revenues to $70.6 Million

KNOXVILLE, TN. - (July 14, 2014) - Miller Energy Resources, Inc. (“Miller” or the “Company”) (NYSE: MILL) today reported its results for the fourth quarter and fiscal year ended April 30, 2014.

During fiscal 2014 and the fourth quarter of 2014, Miller reported increases in production, revenue and adjusted EBITDA primarily due to successful drilling activity and the acquisition of North Fork.

•
Average net daily production for fiscal 2014 increased 157% to 2,238 boe/d, compared to 870 boe/d for fiscal 2013. Average net daily production for the fourth quarter increased 25% to 3,070 boe/d, compared to 2,450 boe/d for the third quarter.

•
Total revenues for fiscal 2014 increased 103% to $70.6 million compared to $34.8 million for fiscal 2013. Total revenues for the fourth quarter increased 33% to $22.1 million compared to $16.6 million for the third quarter.

•
Adjusted EBITDA for fiscal 2014 increased to $37.8 million compared to an adjusted EBITDA loss of $5.2 million for fiscal 2013. Adjusted EBITDA for the fourth quarter (which included $16.3 million of Alaska production credits) increased 516% to $26.5 million compared to $4.3 million for the third quarter.

Net loss before income taxes, our most directly comparable GAAP performance measure to adjusted EBITDA, for fiscal 2014 increased to $43.5 million compared to a net loss before income taxes of $30.2 million for fiscal 2013. Net loss before income taxes for the fourth quarter (which included $16.3 million of Alaska production credits) increased to $16.8 million compared to a net loss before income taxes of $5.3 million for the third quarter.

•
Operating loss for fiscal 2014 decreased to $10.7 million compared to $32.3 million for fiscal 2013. Operating loss for the fourth quarter (which included $16.3 million of Alaska production credits) increased to become operating income of $6.4 million compared to a $6.6 million operating loss for the third quarter.

During fiscal 2014 and the fourth quarter of 2014, Miller reported an increase in net loss. This was primarily associated with non-cash charges including the loss on debt extinguishment from refinancing our previous Apollo facility with a new, more cost effective facility, and non-cash changes in the fair value of our derivatives resulting from an increase in commodity prices.

•
Net loss attributable to common stockholders of $41.8 million, or $0.94 per diluted share, for fiscal 2014 compared to a net loss of $25.5 million, or $0.60 per diluted share for fiscal 2013. Net loss attributable to common stockholders was $17.2 million, or $0.38 per diluted share, for the fourth quarter compared to a net loss attributable to common stockholders of $6.8 million, or $0.15 per diluted share for the third quarter.

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MILL Reports Fourth Quarter Results

July 14, 2014

During fiscal 2014 and the fourth quarter of 2014, Miller reported an increase in capital expenditures related to the successful fiscal 2014 drilling program and an increase in long-term debt associated with the refinancing of the previous Apollo facility and the acquisition of North Fork.

•	Total debt of $184.2 million at April 30, 2014 increased compared to $74.3 million at January 31, 2014 and $55.0 million at April 30, 2013.

•
Capital expenditures increased in fiscal 2014 to $167.9 million compared to $37.9 million in fiscal 2013. Capital expenditures for the fourth quarter decreased to $40.0 million compared to $45.5 million for the third quarter.

“Fiscal 2014 was a banner year for Miller Energy, establishing tremendous momentum for the Company,” stated Scott M. Boruff, Miller’s CEO. “We more than doubled our production and our revenue, including a fourth quarter top line of $22.1 million, representing the highest quarterly revenue in Company history. During fiscal 2014, we ramped up our production through our aggressive drilling program, employing as many as three rigs concurrently. Investments made during the past year have also expanded our production and developmental horizons. We acquired North Fork, which provided additional wellbore diversification and has afforded us appreciable upside allowing us to grow its current production to approximately 10 MMcf/d gross and 8 MMcf/d net, with additional development plans for fiscal 2015. By the end of the fourth quarter, we also greatly enhanced our access to capital with a $175 million second lien credit facility, and after fiscal year end, our first lien revolving bank loan. In the process, our blended cost of debt has been reduced to approximately 10% and we believe we have fully funded our calendar year 2014 capital budget. We expect to close the Savant acquisition in the fall, which will expand our operations into the North Slope and our overall footprint as an Alaskan producer with strategic midstream facilities. Our developing asset base, consisting of a solid inventory of drilling projects and the rigs to drill them, has allowed us to deliver very strong financial growth and provided a clear path to increasing shareholder value through development and continued acquisition.”

Operational and Financial Highlights

Six New Wells Brought Online:

•
On June 20, 2013, we brought a new oil well, RU-2A, into production. This well is a sidetrack of a previously producing oil well, RU-2. After clearing the well of drilling fluids from the sidetrack, a subsequent well test showed an initial gross production of 1,281 barrels of oil per day with a water cut of 19%. The rate of gross production has averaged 926 barrels of oil per day through April 30, 2014.

•
On August 17, 2013, we successfully brought our RU-1A oil well online. The well is a sidetrack of a previously producing oil well, RU-1. The newly completed well displayed an initial gross production rate of 700 barrels of oil per day and an approximate water cut of 5%. The rate of gross production has averaged 476 barrels of oil per day through April 30, 2014.

•	On October 12, 2013, we brought our RU-5B oil well online. The rate of gross production has averaged 130 barrels of oil per day through April 30, 2014.

•
On October 15, 2013, we brought our Brimstone H-1 well online in Tennessee. Similar to our other horizontal wells, this well requires additional testing. At April 30, 2014, the well had produced 2,503 net barrels of oil.

•
On November 20, 2013, we brought our Sword #1 online. Its initial gross production rate was 883 barrels of oil per day. The Sword #1 well was completed as an extended reach well drilled directionally to approximately 19,000 feet in an adjacent fault block to the West McArthur River Field. The 3D seismic data shows a faulted four-way closure and an estimated 240-acre structure with an estimated ultimate recovery ("EUR") of approximately 800,000 barrels of oil from the Sword #1 well. At April 30, 2014, the well was producing approximately 403 barrels of oil per day gross.

•	On June 7, 2014, we brought our WMRU-2B oil well online. The initial seven day average gross production rate was 630 boe/d.

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MILL Reports Fourth Quarter Results

July 14, 2014

Acquisitions and New Projects:

•
On November 22, 2013, we entered into an agreement to acquire North Fork in the Cook Inlet region and Anchor Point for $65.0 million subject to customary adjustments, with approximately $5.0 million paid in our Series D Preferred Stock (213,586 shares).

•
On February 6, 2014, we entered into the Trans-Foreland Pipeline Development Agreement with Tesoro Alaska Company and Trans-Foreland Pipeline Company, LLC. This agreement allows for the construction of the Trans-Foreland Pipeline to connect our Kustatan Production Facility on the west side of the Cook Inlet to the Kenai Pipe Line Company tank farm on the east side. Completion of the pipeline would provide numerous advantages to us, including reduced transportation cost and delays.

•
On March 31, 2014, we entered into an option to purchase a land-based drilling rig from Baker Process, Inc., which we exercised on May 5, 2014 by entering into a definitive agreement to purchase the rig for $3.3 million. The 2400 HP rig, which we have named Rig 36, will require approximately $5.0 million to $8.0 million of improvements and will be used to drill our Sabre prospect.

•
On May 8, 2014, we entered into the Merger Agreement with Savant subject to due diligence and regulatory approval for $9.0 million. Savant currently owns, and we would acquire as a result of this merger, a 67.5% working interest in the Badami Unit and 100% ownership in certain nearby leases. ASRC Exploration, LLC owns the remaining 32.5% working interest in the Badami Unit. In addition to the working interest in the Badami Unit and the leases, we would acquire certain midstream assets located in the North Slope. We expect the transaction to close by December 2014, following regulatory approval.

•
Effective July 4, 2014, we entered into an option to purchase the Glacier Drilling Rig, a Mesa 1000 carrier-mounted land-drilling rig primarily for developing the North Fork Field; however, we may use the rig to support other fields.

New Loan Agreements & Tax Credits Received:

•
On February 3, 2014, we entered into a new loan agreement with Apollo Investment Corporation, which set forth the terms of our Second Lien Credit Facility with Apollo and Highbridge Principal Strategies. Proceeds from the new $175.0 million term credit facility were used to repay the previously existing credit facility, repay all obligations to Miller Energy Income 2009-A, LP, acquire the North Fork Properties and provide working capital.

•
On June 2, 2014 we entered into a credit agreement for our First Lien RBL with KeyBank National Association. In addition to KeyBank, the syndicate includes CIT Finance LLC, Mutual of Omaha Bank and OneWest Bank N.A. The First Lien Loan Agreement provides for a $250.0 million senior secured, reserve-based revolving credit facility $60.0 million of which was made available to us on the closing date. Amounts outstanding under the First Lien RBL are priced on a sliding scale, based on LIBOR plus 300 to 400 basis points and an undrawn commitment fee, depending upon the level of borrowing. We drew $20.0 million on the closing date under the First Lien RBL to provide working capital for development drilling in Alaska. On June 24, 2014, we drew an additional $10.0 million under the First Lien RBL to provide working capital for development drilling in Alaska.

•	On June 24, 2014, we received the proceeds of Alaska production credits totaling approximately $21.8 million from the State of Alaska.

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MILL Reports Fourth Quarter Results

July 14, 2014

Investor Conference Call

Mr. Scott Boruff, CEO of Miller Energy and Mr. John Brawley, CFO, will host its fourth quarter and full year 2014 earnings call. To attend the call, please use the dial in information below. When prompted, ask for the "Miller Energy Resources Q4 2014 conference call."

Date:	Tuesday, July 15, 2014
Time:	4:30 pm Eastern Time US
Dial-In (U.S.):	+1-888-455-2260
International Dial-In:	+1-719-325-2315
Conference ID:	5188200
Webcast:	http://public.viavid.com/index.php?id=109991

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available until 7:30 p.m. ET on July 15, 2014 to 11:59 p.m. ET on July 29, 2014. To listen, call +1-877-870-5176 within the United States or +1-858-384-5517 when calling internationally. Please use the replay pin number 5188200.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska, Houston, Texas, and Huntsville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller to experience additional operating losses; material weaknesses in Miller’s internal control over financial reporting and the need to enhance Miller’s systems, accounting, controls and reporting performance; potential limitations imposed by debt covenants under Miller’s senior credit facilities on Miller’s growth and the ability to meet Miller’s business objectives; debt costs under Miller’s existing senior credit facilities; the ability of Miller’s lenders to redetermine the borrowing base under the First Lien RBL; Miller’s ability to meet the financial and production covenants contained in the First Lien RBL and/or Second Lien Credit Facility; whether Miller is able to complete or commence its drilling projects within its expected time frame or expected budget; Miller’s ability to recover proved undeveloped reserves; Miller’s ability to successfully acquire, integrate and exploit new productive assets in the future; whether Miller can establish production on certain leases in a timely manner before expiration; Miller’s ability to complete the work commitments required as terms of its Susitna Basin Exploration Licenses; Miller’s experience with horizontal drilling; risks associated with the hedging of commodity prices; Miller’s dependence on third party transportation facilities; concentration risk in the market for the oil and natural gas Miller produces in Alaska; Miller’s ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; uncertainties related to deficiencies identified by the SEC in our Form 10-K for 2011; the impact of natural disasters on Miller’s Cook Inlet Basin operations; the effect of global market conditions on Miller’s ability

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MILL Reports Fourth Quarter Results

July 14, 2014

to obtain reasonable financing and on the prices of Miller’s common stock, Series C Preferred Stock and Series D Preferred Stock; limitations placed on Miller with respect to the issuance and/or designation of additional preferred stock; litigation risks; the imprecise nature of Miller’s reserve estimates; risks related to drilling dry holes or wells without commercial quantities of hydrocarbons; fluctuating oil and gas prices and the impact on Miller’s results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; the potential for shortages or increases in costs of equipment, services and qualified personnel; strong industry competition; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the potential to incur substantial penalties and fines if Miller fails to comply with all applicable FERC administered statutes, rules, regulations and orders; new regulation on derivative instruments used by Miller to manage its risk against fluctuating commodity prices; the impact that proposed federal, state, or local regulation regarding hydraulic fracturing could have on Miller; the effect that future environmental legislation could have on various costs; the impact of certain provisions included in the FY2015 U.S. federal budget on certain tax incentives and deductions Miller currently uses; that no dividends may be paid on our common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates; the effects of the change of control conversion features of the Series C and Series D Preferred Stock on a potential change of control; the junior ranking of the Series C and Series D Preferred Stock to the Series B Preferred Stock and all of Miller’s indebtedness; Miller’s ability to pay dividends on the Series C or Series D Preferred Stock; whether Miller’s Series C or Series D Preferred Stock is rated; the ability of Miller’s Series C or Series D Preferred Stockholders to exercise conversion rights upon a change of control; fluctuations in the market price of our Series C or Series D Preferred Stock; whether Miller issues additional shares of Series C or Series D Preferred Stock or additional series of preferred stock that rank on parity with the Series C and Series D Preferred Stock; the very limited voting rights held by the Series C and Series D Preferred Stockholders; the newness of the Series D Preferred Stock and the limited trading market of the Series C and Series D Preferred Stock; and risks related to the continued listing of the Series C and Series D Preferred Stock on the NYSE. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2014. Capitalized terms used above but not defined above are defined in Miller’s Annual Report. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

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MILL Reports Fourth Quarter Results

July 14, 2014

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	April 30,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,749	$2,551
Restricted cash	679	7,531
Accounts receivable, net	6,409	3,204
Alaska production credits receivable, net	49,121	12,713
Inventory	5,102	3,382
Prepaid expenses and other	3,940	1,183
Assets held for sale	236	—
Total current assets	71,236	30,564
OIL AND GAS PROPERTIES, NET	644,827	491,314
EQUIPMENT, NET	35,369	37,571
OTHER ASSETS:
Land	1,848	542
Restricted cash, non-current	12,075	10,207
Deferred financing costs, net	803	2,085
Other assets	664	541
Total assets	$766,822	$572,824
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,836	$13,129
Accrued expenses	20,446	6,338
Short-term portion of derivative instruments	3,315	842
Deferred income taxes	2,858	—
Current portion of long-term debt	9,459	6,000
Total current liabilities	74,914	26,309
OTHER LIABILITIES:
Deferred income taxes	139,768	157,530
Asset retirement obligation	22,872	19,890
Long-term portion of derivative instruments	4,006	—
Long-term debt, less current portion	174,743	48,978
Total liabilities	416,303	252,707
MEZZANINE EQUITY:
Series C Cumulative Preferred Stock, redemption amount of $78,124 and $37,000, 3,250,000 shares authorized, 3,069,968 and 1,454,901 shares issued and outstanding as of April 30, 2014 and 2013, respectively	67,760	31,236
STOCKHOLDERS' EQUITY:
Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock, redemption amount of $32,378 and $0, 4,000,000 shares authorized, 1,070,448 and 0 shares issued and outstanding as of April 30, 2014 and 2013, respectively	30,041	—
Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock, held in escrow	(5,000)	—
Common stock, $0.0001 par, 500,000,000 shares authorized, 45,756,697 and 43,444,694 shares issued and outstanding as of April 30, 2014 and 2013, respectively	4	4
Additional paid-in capital	98,788	88,184
Retained earnings	158,926	200,693
Total stockholders' equity	282,759	288,881
Total liabilities and stockholders' equity	$766,822	$572,824

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MILL Reports Fourth Quarter Results

July 14, 2014

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

	For the Year Ended April 30,
	2014	2013	2012
REVENUES:
Oil sales	$64,500	$29,447	$31,880
Natural gas sales	4,969	468	613
Other	1,089	4,886	2,909
Total revenues	70,558	34,801	35,402
OPERATING EXPENSES:
Lease operating expense	20,187	22,288	11,305
Transportation costs	5,599	2,410	3,556
Cost of other revenue	1,147	4,189	926
General and administrative	31,744	26,067	29,718
Alaska carried-forward annual loss credits, net	(16,342)	(3,268)	—
Exploration expense	2,009	1,458	1,241
Depreciation, depletion and amortization	33,528	13,170	13,310
Accretion of asset retirement obligation	1,239	900	1,072
Other operating (income) expense, net	2,140	(64)	(641)
Total operating expense	81,251	67,150	60,487
OPERATING LOSS	(10,693)	(32,349)	(25,085)
OTHER INCOME (EXPENSE):
Interest expense, net	(7,470)	(4,276)	(1,837)
Gain (loss) on derivatives, net	(10,179)	6,751	(2,832)
Other income (expense), net	34	(329)	58
Loss on debt extinguishment	(15,145)	—	—
Total other income (expense)	(32,760)	2,146	(4,611)
LOSS BEFORE INCOME TAXES	(43,453)	(30,203)	(29,696)
Income tax benefit	(14,886)	(9,783)	(11,006)
NET LOSS	(28,567)	(20,420)	(18,690)
Accretion of Series A, C and D preferred stock	(2,721)	(2,866)	(847)
Series C and D preferred stock accumulated dividends	(10,479)	(2,209)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(41,767)	$(25,495)	$(19,537)

LOSS PER COMMON SHARE:
Basic	$(0.94)	$(0.60)	$(0.48)
Diluted	$(0.94)	$(0.60)	$(0.48)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	44,445,556	42,682,685	40,811,308
Diluted	44,445,556	42,682,685	40,811,308

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MILL Reports Fourth Quarter Results

July 14, 2014

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Dollars in thousands)

	For the Year Ended April 30,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,567)	$(20,420)	$(18,690)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	33,528	13,170	13,310
Amortization of deferred financing fees and debt discount	1,387	828	1,123
Expense from issuance of equity	9,034	10,722	14,072
Dry hole costs, leasehold impairments and non-cash exploration expenses	879	1,264	1,061
Payment-in-kind interest on debt	—	307	—
Non-cash loss on debt extinguishment	14,258	—	—
Deferred income taxes	(14,904)	(9,789)	(11,006)
Derivative contracts:
(Gain) loss on derivatives, net	10,179	(6,751)	2,832
Cash settlements	(3,815)	1,516	604
Alaska carried-forward annual loss credits, net	(16,342)	(3,268)	—
Accretion of asset retirement obligation	1,239	900	1,072
Other	958	—	—
Changes in operating assets and liabilities (excluding effects of acquisitions):
Receivables	2,848	(2)	(808)
Inventory	93	(1,676)	(235)
Prepaid expenses and other assets	(655)	(829)	(654)
Accounts payable, accrued expenses, and other	5,202	2,537	4,220
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	15,322	(11,491)	6,901

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for oil and gas properties	(136,320)	(26,492)	(7,558)
Proceeds from Alaska expenditure and exploration based credits	18,531	131	—
North Fork acquisition	(59,557)	—	—
Prepayment of drilling costs	(1,692)	—	—
Purchase of land	(356)	—	—
Purchase of equipment and improvements	(2,943)	(11,533)	(26,409)
Savant purchase deposit	(500)	—	—
Proceeds from sale of equipment	—	2,000	—
NET CASH USED IN INVESTING ACTIVITIES	(182,837)	(35,894)	(33,967)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends	(8,552)	(1,231)	—
Payments on debt	(75,306)	(24,130)	(8,764)
Proceeds from borrowings	195,000	55,000	30,894
Debt acquisition costs	(5,827)	(3,853)	(2,140)
Redemption of preferred stock	—	(11,240)	—
Issuance of preferred stock	62,738	35,867	10,000
Repayment of MEI loans	(3,071)	—	—
Equity issuance costs	(3,894)	(2,667)	—
Exercise of equity rights	4,638	3,832	1,383
Restricted cash	4,984	(5,613)	(1,895)
Other	3	—	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	170,713	45,965	29,478
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,198	(1,420)	2,412

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,551	3,971	1,559
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,749	$2,551	$3,971
SUPPLEMENTARY CASH FLOW DATA:
Cash paid for interest	$12,095	$11,143	$1,986
SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures in accounts payable and accrued expenses	$28,656	$3,154	$954
Reduction of oil and gas properties and equipment from applications for Alaska expenditure and exploration based credits	$41,841	$6,713	$4,250
Issuance of Series D Preferred Stock held in escrow	$5,000	$—	$—
Accretion of preferred stock	$2,721	$2,866	$847

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MILL Reports Fourth Quarter Results

July 14, 2014

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP
This press release contains non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including that in our public filings.

To supplement the Company's condensed consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use non-GAAP adjusted EBITDA, or adjusted Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses as set forth in the table below. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's performance and liquidity. The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of the business.

Adjusted EBITDA Reconciliations

	For the Year Ended April 30,
	2014	2013	2012
	(dollars in thousands)
Loss before income taxes	$(43,453)	$(30,203)	$(29,696)
Adjusted by:
Interest expense, net	7,470	4,276	1,837
Depreciation, depletion and amortization	33,528	13,170	13,310
Asset impairments	890	—	—
Accretion of asset retirement obligation	1,239	900	1,072
Exploration expense	2,009	1,458	1,241
Loss on debt extinguishment	15,145	—	—
Stock-based compensation	9,034	10,459	14,072
Non-recurring litigation settlements and matters	4,215	—	—
Non-recurring North Fork transportation costs	1,403	—	—
Derivative contracts:
(Gain) loss on derivatives, net	10,179	(6,751)	2,832
Cash settlements	(3,815)	1,516	604
Adjusted EBITDA	$37,844	$(5,175)	$5,272

	Fourth Quarter of 2014	Third Quarter of 2014
	(dollars in thousands)
Loss before income taxes	$(16,795)	$(5,273)
Adjusted by:
Interest expense, net	3,419	407
Depreciation, depletion and amortization	11,176	7,642
Asset impairments	890	—
Accretion of asset retirement obligation	336	305
Exploration expense	1,223	352
Loss on debt extinguishment	15,145	—
Stock-based compensation	3,914	1,546
Non-recurring litigation settlements and matters	2,217	1,998
Non-recurring North Fork transportation costs	1,403	—
Derivative contracts:
(Gain) loss on derivatives, net	4,590	(1,677)
Cash settlements	(1,050)	(983)
Adjusted EBITDA	$26,468	$4,317

For more information, please contact the following:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us